Exhibit 107
CALCULATION OF FILING FEES TABLE
FORM
S-8
(Form Type)
SCHLUMBERGER N.V.
(SCHLUMBERGER LIMITED)
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other	4,000,000	$28.79	$115,160,000	0.00015310	$17,631.00

Total Offering Amounts					$115,160,000		$17,631.00

Total Fee Offsets							$ 0.00

Net Fee Due							$17,631.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock of Schlumberger Limited (Schlumberger N.V.) (“SLB”) that may become issuable under the SLB Discounted Stock Purchase Plan (as amended and restated, the “Plan”) as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, based on a 15% discount from the average of the high and low prices for shares of common stock of SLB reported on the New York Stock Exchange on July 21, 2025, which is the discount applicable to purchasers under the Plan.